EXHIBIT 10.9
VISTEON CORPORATION
DEFERRED COMPENSATION PLAN
Effective July 1, 2000
(Together With All Amendments Through December 11, 2002)

VISTEON CORPORATION
DEFERRED COMPENSATION PLAN
     The Visteon Corporation Deferred Compensation Plan (the “Plan”) has been adopted to promote the best interests of Visteon Corporation (the “Company”) and the stockholders of the Company by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates. The Plan is adopted effective July 1, 2000.

ARTICLE I. DEFINITIONS AND CONSTRUCTION
     Section 1.01. Definitions.
          The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:
     (a) Account: The record keeping account maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.
     (b) Beneficiary: The person or entity designated by a Participant to be his beneficiary for purposes of this Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee may prescribe). A Participant’s designation of Beneficiary shall be valid and in effect only if a properly executed designation, in such form as the Committee shall prescribe, is filed and received by the Committee or its delegate prior to the Participant’s death. If a Participant designates his or her spouse as Beneficiary, such designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse. If a valid designation of Beneficiary is not in effect at the time of the Participant’s death, the estate of the Participant is deemed to be the sole Beneficiary. If multiple beneficiaries have been designated and one or more of the Beneficiaries predecease the Participant, then upon the Participant’s death, payment shall be made exclusively to the surviving Beneficiary or Beneficiaries unless the Participant’s designation specifies an alternate method of distribution. Further, in the event that the Committee is uncertain as to the identity of the Participant’s Beneficiary, the Committee may deem the estate of the Participant to be the sole Beneficiary. Beneficiary designations shall be in writing (or in such other form as authorized by the Committee for this purpose, which may include on-line designations), shall be filed with the Committee or its delegate, and shall be in such form as the Committee may prescribe for this purpose.
     (c) Board: The Board of Directors of the Company.

     (d) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
     (e) Committee: The Organization and Compensation Committee of the Board.
     (f) Company: Visteon Corporation, or any successor thereto.
     (g) Covered Employment Classification: The employment positions classified by the Company (or by a Participating Affiliate with the consent of the Company) as Leadership Levels One, Two, Three, Four, Five, Corporate Officer, Executive Leader, Senior Leader, or Senior Manager/Senior Specialist.
     (h) Deferrals: An amount credited, in accordance with a Participant’s election under Article III or as directed by the Committee, to the Participant’s Account in lieu of the payment of an equal amount of cash compensation to the Participant.
     (i) Employee: A person who is (i) classified by a Participating Employer as a common law employee enrolled on the active employment rolls of the Participating Employer, and (ii) regularly employed by the Participating Employer on a salaried basis (as distinguished from an individual receiving a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage).
     (j) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.
     (k) Exchange Act: The Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.
     (l) Ford Common Stock: The common stock of Ford Motor Company.

     (m) Ford Stock Units: The hypothetical stock units having a value based primarily on the value of Ford Common Stock.
     (n) Incentive Plan: The Visteon Corporation 2000 Incentive Plan, as amended (including for this purpose any predecessor or transitional short-term or long-term incentive compensation program in effect for periods prior to January 1, 2001), or any other incentive plan or plans that is subsequently adopted by the Company as a successor thereto. Investment Options: Subject to Section 4.04, the hypothetical investment accounts that the Committee may from time to time establish, which may, but need not, be based upon one or more of the investment options available under the Visteon Investment Plan. The Committee may determine to discontinue any previously established Investment Option, may make an Investment Option available only for reallocations or transfer of Account balances out of it, and may determine the timing for any applicable “sunset” period.
     (o) Participant: An Employee who satisfies the participation requirements of Section 2.01 and, where the context so requires, a former Employee entitled to receive a benefit hereunder.
     (p) Participating Employer: The Company, Visteon Systems LLC, Visteon Global Technologies, Inc., and each other subsidiary a majority of the voting stock of which is owned directly or indirectly by the Company, or a limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company, that with the consent of the Committee, participates in the Plan for the benefit of one or more Participants in its employ.
     (q) Plan: The Visteon Corporation Deferred Compensation Plan, as amended and in effect from time to time.
     (r) Visteon Common Stock: The common stock of the Company.
     (s) Visteon Common Stock Fund: The Visteon Common Stock Fund that is an available investment option under the Visteon Investment Plan.
     (t) Visteon Investment Plan: The Visteon Investment Plan, as amended and in effect from time to time.

     (u) Visteon Stock Units: The hypothetical stock units having a value based primarily on the value of Visteon Common Stock. To the extent that a cash dividend would have been payable with respect to the Visteon Stock Units had the Units been actual shares of Visteon Common Stock, the amount of the cash dividend shall be converted to Visteon Stock Units and credited to the Participant’s Account as such.
     Section 1.02. Construction and Applicable Law.
     (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.
     (b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Michigan to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II. PARTICIPATION
     Section 2.01. Eligibility.
     (a) An Employee who is employed in a Covered Employment Classification, and any other Employee who has been specifically designated for participation by the Committee, shall be eligible to participate in the Plan.
     (b) Notwithstanding anything is subsection (a) to the contrary, participation in the Plan is limited to United States citizens (whether residing in or outside of the United States) or citizens of another country permanently assigned to and residing in the United States, such that citizens of other countries who are not permanently assigned to the United States, regardless of whether or not they are on the United States payroll, are not eligible to participate in the Plan.
     Section 2.02. Certain Transfers of Employment.
          If directed by the Committee, a Participant whose employment is transferred to a corporation or other entity (the “Transferee Employer”) that is not a Participating Employer, but in which the Company or an affiliate of the Company holds an ownership interest, then until the earliest to occur of (a) the date on which the Participant ceases to be employed by such Transferee Employer, (b) the date on which the Company or an affiliate of the Company no longer holds an ownership interest in the Transferee Employer, or (c) such other date determined by the Committee, the Participant shall be treated as if he or she were still actively employed by a Participating Employer. The foregoing rule shall apply only for the purpose of determining whether the Participant has terminated employment for purposes of the distribution provisions of Article V; it shall not apply, and the Participant shall not be entitled to make additional Deferrals and/or receive additional benefits with respect to remuneration attributable to services rendered with the Transferee Employer (other than deemed investment gain or loss in accordance with Section 4.03). The Committee may promulgate such additional rules as may be necessary or desirable in connection with any such transfer of employment.

ARTICLE III. DEFERRALS AND MATCHING CONTRIBUTION CREDITS
     Section 3.01. Participant Deferrals.
          In accordance with rules prescribed by the Committee, a Participant may elect to make Deferrals in accordance with this Article III.
     Section 3.02. Base Salary Deferrals.
     (a) In accordance with rules prescribed by the Committee, a Participant who is employed in the United States and who is eligible to participate in the Incentive Plan and who is actively employed by a Participating Employer in a Covered Employment Classification at the time of the election to defer and at the time the deferral will be made is eligible to defer payment of from 1% to 50% of base salary, or such other percentage specified by the Committee, in 1% increments. Notwithstanding the foregoing, the Committee may impose such additional rules, restrictions or limitations on Deferrals as it deems appropriate in its sole discretion.
     (b) A Participant’s Deferral election shall be submitted in the manner prescribed by the Committee and shall become effective with respect to base salary earned by the Participant in the calendar year following the calendar year in which the Participant’s Deferral election is received by or on behalf of the Committee, or as soon thereafter as practicable, or as otherwise specified by the Committee. A Participant’s Deferral election, once effective, shall remain in effect until the end of the calendar year unless it is revoked in accordance with Plan rules.
     Section 3.03. Deferrals of Incentive Plan Awards.
     (a) In accordance with rules prescribed by the Committee, a Participant who is employed in the United States and who is eligible to participate in the Incentive Plan, may elect to defer a cash or stock award made under the Incentive Plan. An eligible Participant may elect to defer payment under the Plan from 1% to 100%, or such other percentage specified by the Committee, in 1% increments, of the cash portion of an award, net of applicable taxes, but not less than $1,000, provided that such Participant is actively employed in a Covered Employment Classification at the time of the election to defer. An eligible Participant may elect to defer payment of a specified whole number of shares up to 100% of such shares net of applicable taxes, or such other percentage specified by the Committee, but not less than a whole number of shares with a value of at least $1,000 at the time the deferral election is made; and provided that such Participant is actively employed in a Covered Employment Classification at the time of the election to defer. A deferral election with respect to Restricted Stock Awards must be made during the election period prior to the beginning of the performance period and issuance of the restricted shares, rather than prior to the lapse of restrictions. A Participant’s election to defer an Incentive Plan award shall be effective only for the performance period to which the election relates, and a Participant’s election does not carry over from performance period to performance period.
     (b) The Committee shall determine the required timing for Participants to make elections to defer payment of Incentive Plan awards.
     (c) Without limiting the Committee’s authority under this Section 3.03, the Committee may impose additional restrictions on the number of Participants who are eligible to defer Incentive Plan awards, and/or impose additional requirements with respect to the deemed investment of stock awards.
     Section 3.04. Deferral of New Hire Payments.
     (a) In accordance with rules prescribed by the Committee, a Participant who is employed in the United States, who is eligible to participate in the Incentive Plan, and who received an employment offer from the Company that included a new hire payment in cash is eligible to defer from 1% to 100%, or such other percentage specified by the Committee, in 1% increments, of such new hire payment net of applicable taxes, but not less than $1,000, provided that such Participant is actively employed in a Covered Employment Classification at the time the new hire payment would otherwise be payable in the absence of such Deferral.
     (b) A Participant’s election to defer payment of a new hire payment must be made no later than the day the payment would otherwise be made.

     Section 3.05. Deferrals Directed by the Committee.
          As part of any award made under the Incentive Plan, the Committee may determine the extent to which payment of the award will be deferred without regard to any election made the Participant; to the extent that the Committee directs that any such award be mandatorily deferred, the Deferral will be credited under this Plan.
     Section 3.06. Revocation of Deferral Elections.
     (a) A Participant’s Deferral election shall be automatically revoked upon the Participant’s termination of employment from the Participating Employers, unless the Committee determines otherwise. In addition, the Committee may revoke a Participant’s deferral election and take such other action as the Committee deems necessary or appropriate if the Committee determines that the Participant is no longer eligible to participate in the Plan or that revocation of a Participant’s eligibility is necessary or desirable in order for the Plan to qualify under ERISA as a plan of deferred compensation for a select group of management or highly compensated employees.
     (b) The Committee at any time may rescind or correct any Deferrals or credits to any Account made in error or that jeopardize the intended tax status or legal compliance of the Plan.

ARTICLE IV. ACCOUNTING AND HYPOTHETICAL INVESTMENT
     Section 4.01. Accounting.
          A Participant Account balance at any point in time shall be equal to:
     (a) the bookkeeping amount (if any) credited to the Participant as of June 30, 2000 under the Ford Motor Company Deferred Compensation Plan and transferred in book entry form to this Plan; plus
     (b) any Deferrals credited to the Participant’s Account on or after July 1, 2000 in accordance with Article III, plus (or minus)
     (c) increases (or decreases) in value, as the case may be, to reflect deemed investment gain or loss that would have occurred had the Participant’s Account been invested in accordance with Sections 4.02, 4.03 and 4.04 below; minus
     (d) any distributions from the Account.
     Section 4.02. Hypothetical Investment of Participant Accounts.
     (a) Investment Designation. In accordance with rules prescribed by the Committee, each Participant shall designate, in writing or in such other manner as the Committee may prescribe, how Deferrals made while the designation is in effect are credited among the Investment Options. When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Deferrals to be credited to each Investment Option. A Participant’s election shall become effective beginning with the first payroll period commencing on or after the date on which the election is received and accepted by the Committee, or as soon thereafter as is practicable, and shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection.
     (b) Reallocation of Account. In accordance with rules prescribed by the Committee, each Participant (or the Beneficiary of a deceased Participant) may elect to reallocate his or her Account among the Investment Options. When selecting more than one Investment Option, the

Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Account that is deemed to be invested in each Investment Option after the investment reallocation is given effect. A Participant’s reallocation election, once effective, shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection. Other than a reallocation of a Participant’s Account pursuant to a revised investment election submitted by the Participant, the deemed investment allocation of a Participant will not be adjusted on account of differences in the investment return realized by the various Investment Options that the Participant has designated.
     (c) Limitations. Unless otherwise determined by the Committee, Deferrals of awards of Visteon Common Stock shall be converted into Visteon Stock Units such that the investment designation and reallocation rules set forth in subsections (a) and (b) above shall not apply to such Deferral.
     Section 4.03. Deemed Investment Gain or Loss.
          On a daily basis or such other basis as the Committee may prescribe, the Account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her Account had the Account been invested in accordance with the terms of the Plan and any investment reallocation elections made by the Participant. Unless otherwise determined by the Committee, where an Investment Option is also an available investment option under the Visteon Investment Plan, the methodology for valuing the Investment Option under this Plan and for calculating amounts to be credited or debited or other adjustments to any Account with respect to that Investment Option shall be the same as the methodology used for valuing the corresponding investment option under the Visteon Investment Plan.
     Section 4.04. Special Rules With Respect to Ford Stock Units.
     (a) The bookkeeping account accrued by certain Participants under the Ford Motor Company Deferred Compensation Plan was transferred to this Plan. One of the hypothetical investment options available under the Ford Motor Company Deferred Compensation Plan was an investment in Ford Stock Units. In addition to the Investment Options otherwise established by the Committee, the Plan shall have a Ford Stock Unit fund with respect to amounts transferred in book entry form from the Ford Motor Company Deferred Compensation Plan that were deemed to be invested in the Ford Stock Unit fund at the time of transfer. However, the Ford Stock Unit fund shall be a “sell only” fund that is not available for the deemed investment of new Deferrals under Section 4.02(a) above or the reallocation of Deferrals from other Investment Options in accordance with Section 4.02(b) above; provided that to the extent that a cash dividend would have been payable with respect to the Ford Stock Units had the Units been actual shares of Ford Common Stock, the amount of the cash dividend shall be converted to Ford Stock Units and credited to the Participant’s Account as such.
     (b) In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Ford Motor Company affecting Ford Common Stock, the Committee may make appropriate equitable adjustments with respect to the Ford Stock Units (if any) credited to the Account of each Participant, including without limitation, adjusting the number of such Units or the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.
     Section 4.05. Accounts are For Record Keeping Purposes Only.
          Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of a Participating Employer to fund such benefits. In any event, a Participating Employer may, in its discretion, set aside assets equal to part or all of such account balances and invest such assets in Visteon Common Stock, life insurance or any other investment deemed appropriate. Any such assets shall be and remain the sole property of the Participating Employer, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE V. DISTRIBUTIONS
     Section 5.01. Distribution of Account.
     (a) Subject to subsection (b) below, each Participant shall make a distribution election with respect to each Deferral to this Plan. With respect to Deferrals originally made to the Ford Motor Company Deferred Compensation Plan that were transferred to this Plan, the Plan will honor, subject to subsection (b) below, a Participant’s distribution election made under the Ford Motor Company Deferred Compensation Plan; provided that a Participant, on or before March 31, 2001, may make a one-time election to revoke the Participant’s prior election with respect to the form and time of distribution of any such Deferral and make a new election with respect to such Deferral. The Participant’s most recent election in effect on March 31, 2001 with respect to a particular Ford Motor Company Deferral, including, if applicable, an election under the Ford Motor Company Deferred Compensation Plan that has not been superceded by a revised election, shall be irrevocable.
     (b) Except as otherwise provided in Section 5.02 or 7.07, or as otherwise determined by the Committee, distribution of the portion of the Participant’s Account that is attributable to a Deferral shall be made on or before (i) March 15 of the year selected by the Participant for distribution with respect to the particular Deferral if the Participant is an active employee of the Participating Employer on the distribution date, (ii) the March 15 following death or termination for reasons other than retirement on or after age 55 with ten or more years of service, or at any age with 30 or more years or service, notwithstanding any prior selection by the Participant of a subsequent year for distribution, (iii) the March 15 following retirement if the Participant selected distribution upon retirement with respect to the particular Deferral and a lump sum distribution was selected, or if the Participant selected a particular year for distribution with respect to the particular Deferral but retired prior to the year selected, or (iv) the March 15 following retirement with respect to the first annual installment and with subsequent installments on or before March 15 of each subsequent year as necessary in order to complete the number of annual installments (not to exceed ten) as were selected by the Participant with respect to the particular Deferral.

     (c) If installment distributions are payable, the amount of the first installment will be an amount determined by dividing the value of the Participant’s Account or part thereof relating to a particular Deferral, as of the applicable valuation date as determined below, by the number of installments selected by the Participant. Each subsequent distribution will be an amount determined by dividing the value of the Participant’s Account or part thereof relating to a particular Deferral, as of the applicable valuation date as determined below, by the number of remaining installment payments under the method selected by the Participant. Except for installment distributions under clause (iv) of subsection (b) above, all distributions shall be in the form of a lump sum payment. Unless otherwise determined by the Committee, the Account or part thereof relating to a particular Deferral shall be valued, for purposes of the distribution, as of the following applicable date or as soon thereafter as practicable: in the case of a lump sum payment or the final installment of an installment distribution, on the valuation date immediately prior to the date of payment, and in the case of any other distribution, on March 1 of the year of distribution or the next preceding day for which valuation information is available.
     Section 5.02. Hardship Distributions.
          At the written request of a Participant, the Committee, in its sole discretion, may authorize the cessation of Deferrals under the Plan by such Participant and distribution of all or any part of the Participant’s Account prior to his or her scheduled distribution date or dates, or accelerate payment of any installment payable with respect to any Deferral, upon a showing of unforeseeable emergency by the Participant. For purposes of this Section, “unforeseeable emergency” shall mean severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment shall not be made to the extent such emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship and (iii) by cessation of Deferrals under the Plan. Withdrawals of amounts because of unforeseeable emergency shall only be permitted to the extent reasonably necessary to satisfy the emergency. Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home. The Committee shall determine the applicable distribution date and the date as of which the amount to be distributed shall be valued with respect to any financial hardship withdrawal or distribution. Any Participant whose Deferrals have ceased under the Plan pursuant to this Section may not elect to recommence Deferrals until the next calendar year.

ARTICLE VI. RULES WITH RESPECT TO VISTEON COMMON STOCK AND
VISTEON STOCK UNITS
     Section 6.01. Transactions Affecting Visteon Common Stock.
          In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Visteon Common Stock, the Committee may make appropriate equitable adjustments with respect to the Visteon Stock Units (if any) credited to the Account of each Participant, including without limitation, adjusting the number of such Units or the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.
     Section 6.02. No Shareholder Rights With Respect to Visteon Stock Units.
          Participants shall have no rights as a stockholder pertaining to Visteon Stock Units credited to their Accounts.

ARTICLE VII. GENERAL PROVISIONS
     Section 7.01. Administration.
     (a) Subject to subsection (b) below, the Committee shall administer and interpret the Plan. To the extent necessary to comply with applicable conditions of Rule 16b-3, the Committee shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a “non-employee director” for purposes of Rule 16b-3. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as “non-employee directors”, then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer appointed by the Board.
     (b) Subject to such limits as the Committee may from time to time prescribe or such additional or contrary delegations of authority as the Committee may prescribe, the Company’s Director of Compensation and Benefits may exercise any of the authority and discretion granted to the Committee hereunder, provided that (i) the Director of Compensation and Benefits shall not be authorized to amend the Plan, (ii) the Director of Compensation and Benefits shall not exercise authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility otherwise would be exercised, or that relates to the participation in the Plan by the Director of Compensation and Benefits. To the extent that the Director of Compensation and Benefits is authorized to act on behalf of the Committee, any references herein to the Committee shall be also be deemed references to the Director of Compensation and Benefits.
     (c) The Committee (or where applicable in accordance with subsection (b) above, the Director of Compensation and Benefits) may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. The Committee (or where applicable in accordance with subsection (b) above, the Director of Compensation and Benefits) shall have the discretionary authority to interpret and construe the Plan, to make benefit determinations under the Plan, and to take all other actions that may be necessary or appropriate for the administration of the Plan. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Participating Employers, the directors, officers, and employees of the Company or a Participating Employer, the Plan participants, and their respective successors in interest.
     Section 7.02. Restrictions to Comply with Applicable Law.
          Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment under the Plan unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee may take such action as the Committee deems appropriate so that transactions under the Plan will be exempt from Section 16 of the Exchange Act, and shall have the right to restrict or prohibit any transaction to the extent it deems such action necessary or desirable for such exemption to be met.
     Section 7.03. Claims Procedures.
     (a) Claim for Benefits. Any Participant or Beneficiary (hereafter referred to as the “claimant”) under this Plan who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Committee. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Committee shall consider the claim and answer in writing stating whether the claim is granted or denied. The written decision shall be within 90 days of receipt of the claim by the Committee (or 180 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the claimant shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures set forth in subsection (b) below, (iv) a description of any additional material or information which is necessary for the claimant to submit or perfect an appeal of his or her claim, and (v) an explanation of the Participant’s or Beneficiary’s right to bring suit under ERISA following an adverse determination upon appeal.
     (b) Appeal. If a claimant wishes to appeal the denial of his or her claim, the claimant or his or her duly authorized representative shall file a written notice of appeal to the Committee within 90 days of receiving notice of the claim denial. In order that the Committee may expeditiously decide such an appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Committee shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to the commencement of the extension). The Committee’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the claimant’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.
     Section 7.04. Participant Rights Unsecured.
     (a) Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.
     (b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.
     Section 7.05. Income Tax Withholding.
          The Company shall withhold from any benefit payment amounts required to be withheld for Federal and State income and other applicable taxes.
     Section 7.06. Amendment or Termination of Plan.
     (a) There shall be no time limit on the duration of the Plan. However, the Company, by action of the Senior Vice President – Human Resources, may at any time or for any reason amend or terminate the Plan; provided, that the Committee shall have the exclusive amendment authority with respect to any amendment that, if adopted, would increase the benefit payable to the Senior Vice President – Human Resources by more than a de minimis amount. No amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Account).
     (b) In the event that the Internal Revenue Service publishes rules, regulations or other guidance (whether in proposed, temporary or final form) governing the administration and operation of deferred compensation plans, including, without limitation, rules or guidance regarding Participant elections and the distribution of benefits, the Company’s Director of Compensation and Benefits may adopt one or more amendments to the Plan that the Director of Compensation and Benefits determines to be necessary or desirable taking into account the rules, regulations or other guidance published by the Internal Revenue Service.
     Section 7.07. Deduction from Distributions.
          Anything contained in the Plan notwithstanding, a Participating Employer may deduct from any distribution hereunder all amounts owed to the Company or a Participating

Employer by the Participant for any reason, and all taxes required by law or government regulations to be deducted or withheld.
     Section 7.08. No Assignment of Benefits.
          No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to subsection (c) of Section 1.01), nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her Beneficiary.
     Section 7.09. Administrative Expenses.
          Costs of establishing and administering the Plan will be paid by the Participating Employers.
     Section 7.10. Successors and Assigns.
          This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

VISTEON CORPORATION

/s/ Robert H. Marcin Robert H. Marcin
Senior Vice President-Human Resources

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